Exhibit 99.1 (Filed herewith)

FOR RELEASE – November 25, 2009

News Media Contact:

Ken Golden

Director, Strategic Public Relations

309-765-5678

Deere Completes Profitable Year In Face Of Historic Economic Slowdown

•                  Company reports full-year earnings of $873 million; financial condition remains strong.

•                  Quarterly loss of $223 million includes $322 million after-tax charge for goodwill impairment and voluntary employee separation; excluding these items, earnings were $99 million (see appendix).

•                  Trade receivables and inventories reduced by more than $1 billion for year, reflecting commitment to disciplined asset management.

•                  Earnings of about $900 million forecast in 2010.

MOLINE, Illinois (November 25, 2009) — Deere & Company today announced a worldwide net loss of $222.8 million, or $0.53 per share, for the fourth quarter ended October 31, compared with net income of $345.0 million, or $0.81 per share, for the same period last year. Affecting fourth-quarter 2009 results were charges of $364.8 million pretax and $321.8 million after-tax, or $0.76 per share, due to the previously announced impairment of goodwill related to the John Deere Landscapes reporting unit and voluntary employee-separation expenses associated with the formation of the new agriculture and turf division. These items are included in the results of the agriculture and turf operating segment. Without the items, earnings for the quarter would have been $99.0 million, or $0.23 per share. (Information on non-GAAP financial measures is included in the appendix.)

For the full year, net income was $873.5 million, or $2.06 per share, compared with $2.053 billion, or $4.70 per share, last year. Included in the year’s net income are the items cited above, which totaled $380.6 million pretax and $331.8 million after-tax, or $0.78 per share, on an annual basis.

Worldwide net sales and revenues declined 28 percent, to $5.334 billion, for the fourth quarter and were down 19 percent, to $23.112 billion, for the full year. Net sales of the equipment operations were $4.726 billion for the quarter and $20.756 billion for the year, compared with $6.734 billion and $25.803 billion last year.

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“In the face of intense global economic pressure, John Deere has completed a solidly profitable year and maintained its strong financial condition,” said Samuel R. Allen, president and chief executive officer. “All our businesses are benefiting from the consistent execution of plans to keep a tight rein on costs and inventories. In addition, Deere has made further progress extending its competitive position through a relentless focus on customers and a steady investment in new projects, products and geographies.”

Summary of Operations

Net sales of the worldwide equipment operations decreased 30 percent for the quarter and were down 20 percent for the year. Sales included a favorable currency-translation effect of 1 percent for the quarter and an unfavorable currency-translation effect of 4 percent for the year.  Also included in sales was price realization of 3 percent for the quarter and 5 percent for the year. Equipment net sales in the United States and Canada declined 26 percent for the quarter and 14 percent for the year. Net sales outside the United States and Canada were down 35 percent for the quarter and 28 percent for the year, with a favorable currency-translation effect of 1 percent for the quarter and an unfavorable currency-translation effect of 8 percent for the year.

Deere’s equipment operations reported an operating loss of $22 million for the quarter and operating profit of $1.365 billion for the year, compared with operating profit of $549 million and $2.927 billion for the same periods last year. The deterioration in the quarter primarily was due to lower shipment and production volumes, a goodwill impairment charge, unfavorable effects of foreign exchange and voluntary employee-separation expenses. Partially offsetting these factors were lower raw-material costs, improved price realization and lower selling, administrative and general expenses. Full-year results were down primarily due to lower shipment and production volumes, the unfavorable effects of foreign exchange, a goodwill impairment charge, higher raw-material costs and voluntary employee-separation expenses. These factors were partially offset by improved price realization and lower selling, administrative and general expenses.

Equipment operations reported a net loss of $201 million for the quarter and net income of $678 million for the year, compared with net income of $268 million and $1.676 billion last year.  The operating factors mentioned above, in addition to unfavorable tax effects, had an impact on both quarterly and full-year results.

Trade receivables and inventories ended the year at $5.014 billion compared with $6.276 billion in 2008. “As a result of our success aligning factory production with retail activity, trade receivables and inventories remained at 24 percent of full-year sales in spite of a significant decline in demand,” said Allen.

Financial services reported a net loss of $15.3 million for the quarter and net income of $202.5 million for the full year versus net income of $69.9 million and $337.4 million for the

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comparable periods last year. Quarterly results were lower largely due to the reversal and deferral of wind energy tax credits eligible for cash grants and a higher provision for credit losses. Other factors included higher losses on residual values for construction-equipment operating leases and lower commissions from crop insurance. Full-year net income was lower primarily due to a higher provision for credit losses, lower commissions from crop insurance, narrower financing spreads and higher losses from construction-equipment operating lease residual values. These factors were partially offset by a lower effective tax rate primarily from wind energy tax credits and lower selling, administrative and general expenses.

Company Outlook & Summary

Company equipment sales are projected to be down about 1 percent for fiscal 2010 and be down about 10 percent for the first quarter compared with the same periods a year ago. This includes a favorable currency-translation impact of about 1 percent for the year and about 3 percent for the quarter. Deere’s net income is anticipated to be approximately $900 million for 2010. Mainly due to lower discount rates, the company expects postretirement benefit costs to be about $400 million higher on a pretax basis in 2010 than in 2009.

Deere’s ability to remain on a profitable course in such a difficult environment is a tribute to a committed team of employees, dealers and suppliers worldwide, according to Allen. “Thanks in large part to their dedication and hard work, our operations have remained on a solid footing and our plans for meeting the world’s growing need for food and infrastructure are continuing to move forward,” he commented. “We remain extremely confident about the company’s future, which in our view holds considerable promise for delivering significant value to the company and its investors in the years ahead.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales declined 26 percent for the quarter and 14 percent for the full year largely due to lower shipment volumes, partially offset by improved price realization. In addition, sales for the year were affected unfavorably by currency translation. The division had an operating loss of $24 million for the quarter and operating profit of $1.448 billion for the full year, compared with last year’s operating profit of $460 million and $2.461 billion for the respective periods. The deterioration in the quarter primarily resulted from lower shipment and production volumes, a goodwill impairment charge, unfavorable effects of foreign exchange and voluntary employee-separation expenses. Partially offsetting these factors were lower raw-material costs, improved price realization and lower selling, administrative and general expenses. Full-year results were lower largely due to lower shipment and production volumes, the unfavorable effects

Deere Announces Fourth-Quarter Earnings    7

of foreign exchange, a goodwill impairment charge, higher raw-material costs and voluntary employee-separation expenses. These factors were partially offset by improved price realization and lower selling, administrative and general expenses.

Construction & Forestry. Construction and forestry sales declined 47 percent for the quarter and 45 percent for the full year, resulting in operating profit of $2 million for the quarter and an operating loss of $83 million for the year. Last year the division had operating profit of $89 million and $466 million for the same periods. The profit decrease for the quarter primarily was due to significantly lower shipment and production volumes, partially offset by improved price realization, lower raw-material costs and lower selling, administrative and general expenses. The decline in annual operating results was largely due to lower shipment and production volumes and lower equity in income from unconsolidated affiliates, partially offset by improved price realization and lower selling, administrative and general expenses.

Market Conditions & Outlook

Agriculture & Turf. Worldwide sales of the agriculture and turf division are forecast to decrease by about 4 percent for full-year 2010, including a favorable currency-translation impact of about 2 percent.

On an industry basis, farm machinery sales in the United States and Canada are forecast to be down about 10 percent for the year. Cash receipts and commodity prices, while below their prior peaks, are anticipated to remain at healthy levels. However, farmers are expected to be cautious in their purchasing decisions as a result of sluggish overall economic conditions and near-term profitability issues in the livestock and dairy sectors. In other parts of the world, industry farm-machinery sales in Western Europe are forecast to decline 10 to 15 percent for the year mainly due to weakness in the livestock, dairy and grain sectors. Sales in Central Europe and the Commonwealth of Independent States are expected to remain under pressure partly as a result of weak general economic conditions, including low levels of available credit. In South America, industry sales are projected to increase by 10 to 15 percent for the year. Among other positive factors, parts of South America are benefiting from a return to more normal weather patterns after last year’s severe drought. The Brazilian market is expected to receive support from good incomes for soybean and sugarcane producers and the continued availability of attractive government-supported financing. The forecast assumes that the Brazilian currency does not strengthen further against the U.S. dollar. Industry sales of turf equipment and compact utility tractors in the United States and Canada are expected to be flat for the year as a result of sluggish U.S. economic conditions.

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Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to increase by about 18 percent for full-year 2010. Sales are expected to be helped by aggressive inventory reductions in the previous year that position the company to align production with retail demand. Despite an increase in housing starts from historically low levels, U.S. construction-equipment markets are forecast to be down for the year resulting from a decline in non-residential construction activity and lower used-equipment values. Global forestry markets are expected to experience some recovery based on higher demand for pulp and paper, driven by higher worldwide economic output, as well as the increase in U.S. housing starts.

Credit. Full-year 2010 net income for Deere’s credit operations is forecast to be approximately $240 million. The forecast increase from 2009 primarily is due to higher commissions from crop insurance and increased revenue from wind energy projects.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $21.2 million for the fourth quarter and $149.2 million for the year, compared with net income of $57.7 million and $282.4 million for the respective periods last year. Results were lower for the quarter mostly due to a higher provision for credit losses, higher losses on residual values for construction-equipment operating leases, and lower commissions from crop insurance, partially offset by a lower effective tax rate. Net income was lower for the full year primarily due to a higher provision for credit losses, narrower financing spreads, lower commissions from crop insurance and higher losses from construction-equipment operating lease residual values, partially offset by lower selling, administrative and general expenses.

Net receivables and leases financed by JDCC were $18.965 billion at October 31, 2009, compared with $18.849 billion last year. Net receivables and leases administered, which include receivables administered but not owned, totaled $19.093 billion at October 31, 2009, compared with $19.012 billion a year ago.

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APPENDIX

Deere & Company

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude goodwill impairment and voluntary employee separation items.  Net income and diluted earnings per share measures that exclude these items are not in accordance with, nor are they a substitute for, GAAP measures.  The company believes that discussion of results excluding these items provides a useful analysis of ongoing operating trends.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months ended October 31, 2009.

	Three Months Ended October 31, 2009
	Net income (loss)	Diluted earnings per share

Reported GAAP measure	$(222.8)	$(.53)

Goodwill impairment and voluntary employee separation expenses	321.8	.76

Non-GAAP measure	$99.0	$.23

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Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook and Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

The Company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in the U.S. and Brazil), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry and beef consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the Company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in the global markets in which the Company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates, especially fluctuations in the value of the U.S. dollar (including fluctuations in the value of the Brazilian real); interest rates; and inflation and deflation rates.

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General economic conditions can affect demand for the Company’s equipment as well.  Current negative economic conditions and outlook have dampened demand for equipment.

Customer and Company operations and results could be affected by changes in weather patterns; the political and social stability of the global markets in which the Company operates; the effects of, or response to, terrorism; wars and other international conflicts and the threat thereof; and the spread of major epidemics (including H1N1 and other influenzas).

With respect to the global economic downturn and expected slow recovery, changes in governmental banking, monetary and fiscal policies to restore liquidity and increase the availability of credit may not be effective and could have a material impact on the Company’s customers and markets.  Significant changes in market liquidity conditions could impact access to funding and associated funding costs, which could reduce the Company’s earnings and cash flows.  Current market conditions could also negatively impact customer access to capital for purchases of the Company’s products; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  The Company’s investment management operations could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

Additional factors that could materially affect the Company’s operations and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform, and governmental programs in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist policies that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4 and Final Tier 4 emission requirements), noise and the risk of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates and regulations; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the Company operates.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the Company’s supply chain due to weather, natural disasters or financial hardship or the loss of liquidity by suppliers (including common suppliers with the automotive industry); start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; oil and energy prices and supplies; the availability and cost of freight; actions of

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competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes, such as combining of the agricultural and commercial and consumer equipment segments; changes in Company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The current economic downturn also has adversely affected the financial industry in which John Deere Capital Corporation and other credit subsidiaries (Credit) operate.  Credit’s liquidity and ongoing profitability depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the Company’s products.  If market disruption and volatility continue or worsen or access to governmental liquidity programs decreases, funding could be unavailable or insufficient.  Additionally, under current market conditions customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact Credit’s write-offs and provisions for credit losses.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The Company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K (including the factors discussed in Item 1A. Risk Factors) and other filings with the U.S. Securities and Exchange Commission.

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Fourth Quarter and 2009 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended October 31			Twelve Months Ended October 31
	2009	2008	% Change	2009	2008	% Change
Net sales and revenues:
Agriculture and turf net sales ***	$4,065	$5,485	-26	$18,122	$20,985	-14
Construction and forestry net sales	661	1,249	-47	2,634	4,818	-45
Total net sales *	4,726	6,734	-30	20,756	25,803	-20
Credit revenues	497	557	-11	1,930	2,190	-12
Other revenues	111	110	+1	426	445	-4
Total net sales and revenues *	$5,334	$7,401	-28	$23,112	$28,438	-19

Operating profit (loss): **
Agriculture and turf ***	$(24)	$460		$1,448	$2,461	-41
Construction and forestry	2	89	-98	(83)	466
Credit	17	102	-83	223	478	-53
Other	11	4		19	15	+27
Total operating profit *	6	655	-99	1,607	3,420	-53
Interest, corporate expenses and income taxes	(229)	(310)	-26	(734)	(1,367)	-46
Net income (loss)	$(223)	$345		$873	$2,053	-57

* Includes equipment operations outside the U.S. and Canada as follows:
Net sales	$1,822	$2,793	-35	$7,734	$10,735	-28
Operating profit (loss)	$(9)	$170		$236	$1,096	-78

The Company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**

Operating profit (loss) is income from continuing operations before external interest expense, certain foreign exchange gains and losses, income taxes and corporate expenses. However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

***

At the beginning of the third quarter of 2009, the Company combined the agricultural equipment and the commercial and consumer equipment organizations. As a result, these two segments have been combined into the agriculture and turf segment. The combined information for the first two quarters of 2009 and 2008 and fiscal year 2007 in millions of dollars were as follows:

	First Quarter		Second Quarter		Year
Agriculture and Turf	2009	2008	2009	2008	2007
Net sales	$3,819	$3,501	$5,587	$6,124	$16,454
Operating profit	289	340	703	936	1,747

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended October 31, 2009 and 2008
(In millions of dollars and shares except per share amounts) Unaudited

	2009	2008
Net Sales and Revenues
Net sales	$4,726.3	$6,733.8
Finance and interest income	473.7	519.6
Other income	134.1	147.7
Total	5,334.1	7,401.1

Costs and Expenses
Cost of sales	3,898.7	5,282.5
Research and development expenses	258.7	270.5
Selling, administrative and general expenses	794.0	768.8
Interest expense	249.3	288.1
Other operating expenses	188.5	230.5
Total	5,389.2	6,840.4

Income (Loss) of Consolidated Group before Income Taxes	(55.1)	560.7
Provision for income taxes	161.4	223.0
Income (Loss) of Consolidated Group	(216.5)	337.7
Equity in income (loss) of unconsolidated affiliates	(6.3)	7.3
Net Income (Loss)	$(222.8)	$345.0

Per Share Data
Net income (loss) - basic	$(.53)	$.81
Net income (loss) - diluted	$(.53)	$.81

Average Shares Outstanding
Basic	423.1	423.9
Diluted	423.1	427.2

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Years Ended October 31, 2009 and 2008
(In millions of dollars and shares except per share amounts) Unaudited

	2009	2008
Net Sales and Revenues
Net sales	$20,756.1	$25,803.5
Finance and interest income	1,842.1	2,068.4
Other income	514.2	565.7
Total	23,112.4	28,437.6

Costs and Expenses
Cost of sales	16,255.2	19,574.8
Research and development expenses	977.0	943.1
Selling, administrative and general expenses	2,780.6	2,960.2
Interest expense	1,042.4	1,137.0
Other operating expenses	717.4	698.7
Total	21,772.6	25,313.8

Income of Consolidated Group before Income Taxes	1,339.8	3,123.8
Provision for income taxes	460.0	1,111.2
Income of Consolidated Group	879.8	2,012.6
Equity in income (loss) of unconsolidated affiliates	(6.3)	40.2
Net Income	$873.5	$2,052.8

Per Share Data
Net income - basic	$2.07	$4.76
Net income - diluted	$2.06	$4.70

Average Shares Outstanding
Basic	422.8	431.1
Diluted	424.4	436.3

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

As of October 31, 2009 and 2008

(In millions of dollars) Unaudited

	2009	2008
Assets
Cash and cash equivalents	$4,651.7	$2,211.4
Marketable securities	192.0	977.4
Receivables from unconsolidated affiliates	38.4	44.7
Trade accounts and notes receivable - net	2,616.9	3,234.6
Financing receivables - net	15,254.7	16,017.0
Restricted financing receivables – net	3,108.4	1,644.8
Other receivables	864.5	664.9
Equipment on operating leases - net	1,733.3	1,638.6
Inventories	2,397.3	3,041.8
Property and equipment - net	4,532.2	4,127.7
Investments in unconsolidated affiliates	212.8	224.4
Goodwill	1,036.5	1,224.6
Other intangible assets - net	136.3	161.4
Retirement benefits	94.4	1,106.0
Deferred income taxes	2,804.8	1,440.6
Other assets	1,458.4	974.7
Total Assets	$41,132.6	$38,734.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$7,158.9	$8,520.5
Payables to unconsolidated affiliates	55.0	169.2
Accounts payable and accrued expenses	5,371.4	6,393.6
Deferred income taxes	167.3	171.8
Long-term borrowings	17,391.7	13,898.5
Retirement benefits and other liabilities	6,169.6	3,048.3
Total liabilities	36,313.9	32,201.9
Stockholders’ equity	4,818.7	6,532.7
Total Liabilities and Stockholders’ Equity	$41,132.6	$38,734.6

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Years Ended October 31, 2009 and 2008

(In millions of dollars) Unaudited

	2009	2008
Cash Flows from Operating Activities
Net income	$873.5	$2,052.8
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	231.8	95.4
Provision for depreciation and amortization	873.3	831.0
Goodwill impairment charge	289.2
Share-based compensation expense	70.5	70.6
Undistributed earnings of unconsolidated affiliates	7.0	(18.7)
Provision for deferred income taxes	171.6	89.7
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	481.8	(428.4)
Inventories	452.5	(1,195.4)
Accounts payable and accrued expenses	(1,168.3)	702.1
Accrued income taxes payable/receivable	(234.2)	92.8
Retirement benefits	(27.9)	(133.2)
Other	(36.0)	(209.7)
Net cash provided by operating activities	1,984.8	1,949.0

Cash Flows from Investing Activities
Collections of receivables	11,252.0	12,608.8
Proceeds from sales of financing receivables	12.2	45.2
Proceeds from maturities and sales of marketable securities	825.1	1,738.5
Proceeds from sales of equipment on operating leases	477.3	465.7
Proceeds from sales of businesses, net of cash sold		42.0
Cost of receivables acquired	(11,234.2)	(13,304.4)
Purchases of marketable securities	(29.5)	(1,141.4)
Purchases of property and equipment	(906.7)	(1,112.3)
Cost of equipment on operating leases acquired	(401.4)	(495.9)
Acquisitions of businesses, net of cash acquired	(49.8)	(252.3)
Other	(2.0)	(19.9)
Net cash used for investing activities	(57.0)	(1,426.0)

Cash Flows from Financing Activities
Decrease in short-term borrowings	(1,384.8)	(413.0)
Proceeds from long-term borrowings	6,282.8	6,320.2
Payments of long-term borrowings	(3,830.3)	(4,585.4)
Proceeds from issuance of common stock	16.5	108.9
Repurchases of common stock	(3.2)	(1,677.6)
Dividends paid	(473.4)	(448.1)
Excess tax benefits from share-based compensation	4.6	72.5
Other	(141.9)	(26.0)
Net cash provided by (used for) financing activities	470.3	(648.5)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	42.2	58.3

Net Increase (Decrease) in Cash and Cash Equivalents	2,440.3	(67.2)
Cash and Cash Equivalents at Beginning of Year	2,211.4	2,278.6
Cash and Cash Equivalents at End of Year	$4,651.7	$2,211.4

See Condensed Notes to Interim Financial Statements.

Condensed Notes to Interim Financial Statements (Unaudited)

(1)

In the fourth quarter of 2009, the Company recorded a non-cash charge in cost of sales for the impairment of goodwill of approximately $289 million pretax, or $274 million after-tax. The charge was associated with the John Deere Landscapes reporting unit, which is included in the agriculture and turf operating segment. The key factor contributing to the goodwill impairment was a decline in the reporting unit’s forecasted financial performance as a result of weak economic conditions.

(2)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended October 31		Twelve Months Ended October 31
	2009	2008	2009	2008
Dividends declared	$.28	$.28	$1.12	$1.06
Dividends paid	$.28	$.28	$1.12	$1.03

(3)

The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes any dilutive effect of the assumed exercise of stock options.  In the fourth quarter of 2009, this effect was antidilutive.

(4)	Comprehensive income (loss), which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended October 31		Twelve Months Ended October 31
	2009	2008	2009	2008
Net income (loss)	$(222.8)	$345.0	$873.5	$2,052.8
Other comprehensive income (loss), net of tax:
Retirement benefits adjustment	(2,446.0)	(375.6)	(2,536.6)	(305.3)
Cumulative translation adjustment	153.4	(513.5)	326.8	(406.0)
Unrealized gain (loss) on derivatives	10.3	(27.5)	(4.0)	(32.5)
Unrealized gain (loss) on investments	1.4	(3.3)	7.8	(6.0)
Comprehensive income (loss)	$(2,503.7)	$(574.9)	$(1,332.5)	$1,303.0

(5)

The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations, with Financial Services reflected on the equity basis.  The supplemental “Financial Services” data in Note 6 include primarily Deere & Company’s credit operations.

(6) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended October 31, 2009 and 2008
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2009	2008	2009	2008
Net Sales and Revenues
Net sales	$4,726.3	$6,733.8
Finance and interest income	23.3	29.4	$506.4	$562.1
Other income	78.0	84.4	62.1	86.5
Total	4,827.6	6,847.6	568.5	648.6

Costs and Expenses
Cost of sales	3,899.3	5,282.9
Research and development expenses	258.7	270.5
Selling, administrative and general expenses	633.4	649.3	162.9	121.8
Interest expense	42.6	45.5	216.5	258.2
Interest compensation to Financial Services	46.3	56.4
Other operating expenses	29.8	87.5	161.7	163.4
Total	4,910.1	6,392.1	541.1	543.4

Income (Loss) of Consolidated Group before Income Taxes	(82.5)	455.5	27.4	105.2
Provision for income taxes	118.5	187.4	42.9	35.6
Income (Loss) of Consolidated Group	(201.0)	268.1	(15.5)	69.6

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Credit	(22.5)	67.2	.2	.3
Other	.7	9.7
Total	(21.8)	76.9	.2	.3
Net Income (Loss)	$(222.8)	$345.0	$(15.3)	$69.9

*   Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Years Ended October 31, 2009 and 2008
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2009	2008	2009	2008
Net Sales and Revenues
Net sales	$20,756.1	$25,803.5
Finance and interest income	77.7	106.7	$2,037.3	$2,249.7
Other income	337.1	366.9	246.0	282.3
Total	21,170.9	26,277.1	2,283.3	2,532.0

Costs and Expenses
Cost of sales	16,256.9	19,576.2
Research and development expenses	977.0	943.1
Selling, administrative and general expenses	2,262.4	2,517.0	528.3	451.9
Interest expense	162.6	183.9	924.8	1,008.8
Interest compensation to Financial Services	227.9	232.4
Other operating expenses	186.1	192.7	588.5	579.3
Total	20,072.9	23,645.3	2,041.6	2,040.0

Income of Consolidated Group before Income Taxes	1,098.0	2,631.8	241.7	492.0
Provision for income taxes	420.3	955.6	39.7	155.6
Income of Consolidated Group	677.7	1,676.2	202.0	336.4

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	189.7	327.5	.5	1.0
Other	6.1	49.1
Total	195.8	376.6	.5	1.0
Net Income	$873.5	$2,052.8	$202.5	$337.4

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET
As of October 31, 2009 and 2008
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2009	2008	2009	2008
Assets
Cash and cash equivalents	$3,689.8	$1,034.6	$961.9	$1,176.8
Marketable securities		799.2	192.0	178.3
Receivables from unconsolidated subsidiaries and affiliates	461.4	976.2
Trade accounts and notes receivable - net	775.4	1,013.8	2,345.5	2,664.6
Financing receivables – net	5.4	10.4	15,249.3	16,006.6
Restricted financing receivables - net			3,108.4	1,644.8
Other receivables	734.4	599.3	130.8	67.7
Equipment on operating leases – net			1,733.3	1,638.6
Inventories	2,397.3	3,041.8
Property and equipment –net	3,457.2	2,991.1	1,075.1	1,136.6
Investments in unconsolidated subsidiaries and affiliates	3,164.6	2,811.4	6.5	5.5
Goodwill	1,036.5	1,224.6
Other intangible assets – net	136.3	161.4
Retirement benefits	93.2	1,101.6	10.2	5.4
Deferred income taxes	2,932.9	1,479.4	91.7	80.2
Other assets	399.6	456.7	1,059.3	519.6
Total Assets	$19,284.0	$17,701.5	$25,964.0	$25,124.7

Liabilities and Stockholders’ Equity
Short-term borrowings	$489.7	$217.9	$6,669.2	$8,302.7
Payables to unconsolidated subsidiaries and affiliates	54.9	169.2	422.9	931.5
Accounts payable and accrued expenses	4,614.0	5,675.8	1,262.8	1,165.2
Deferred income taxes	93.7	99.8	293.4	191.0
Long-term borrowings	3,072.5	1,991.5	14,319.2	11,906.9
Retirement benefits and other liabilities	6,140.5	3,014.6	38.2	34.8
Total liabilities	14,465.3	11,168.8	23,005.7	22,532.1
Stockholders’ equity	4,818.7	6,532.7	2,958.3	2,592.6
Total Liabilities and Stockholders’ Equity	$19,284.0	$17,701.5	$25,964.0	$25,124.7

* Deere & Company with Financial Services on the equity basis.

The supplemental data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF CASH FLOWS
For the Years Ended October 31, 2009 and 2008
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2009	2008	2009	2008
Cash Flows from Operating Activities
Net income	$873.5	$2,052.8	$202.5	$337.4
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	35.3	10.6	196.5	84.7
Provision for depreciation and amortization	516.2	483.9	409.0	414.3
Goodwill impairment charge	289.2
Undistributed earnings of unconsolidated subsidiaries and affiliates	(195.1)	210.3	(.5)	(1.1)
Provision for deferred income taxes	83.2	51.8	88.4	37.9
Changes in assets and liabilities:
Receivables	325.9	(47.6)	1.2	1.4
Inventories	773.0	(888.9)
Accounts payable and accrued expenses	(1,127.2)	540.9	18.1	155.8
Accrued income taxes payable/receivable	(247.0)	72.4	12.9	20.4
Retirement benefits	(25.7)	(139.8)	(2.1)	6.7
Other	123.3	18.7	(29.4)	(117.7)
Net cash provided by operating activities	1,424.6	2,365.1	896.6	939.8

Cash Flows from Investing Activities
Collections of receivables			33,791.5	35,284.9
Proceeds from sales of financing receivables			34.0	88.8
Proceeds from maturities and sales of marketable securities	803.4	1,685.9	21.7	52.6
Proceeds from sales of equipment on operating leases			477.3	465.7
Proceeds from sales of businesses, net of cash sold		42.0
Cost of receivables acquired			(33,698.9)	(36,357.0)
Purchases of marketable securities	(7.6)	(1,059.0)	(22.0)	(82.4)
Purchases of property and equipment	(788.0)	(772.9)	(118.7)	(339.4)
Cost of equipment on operating leases acquired			(834.4)	(910.2)
Increase in investment in Financial Services	(60.0)	(494.7)
Acquisitions of businesses, net of cash acquired	(49.8)	(252.3)
Other	(20.7)	(28.5)	18.8	(34.9)
Net cash used for investing activities	(122.7)	(879.5)	(330.7)	(1,831.9)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(52.2)	77.5	(1,332.6)	(490.5)
Change in intercompany receivables/payables	550.9	(568.8)	(550.9)	568.8
Proceeds from long-term borrowings	1,384.8		4,898.0	6,320.2
Payments of long-term borrowings	(75.6)	(20.1)	(3,754.7)	(4,565.3)
Proceeds from issuance of common stock	16.5	108.9
Repurchases of common stock	(3.2)	(1,677.6)
Capital investment from Equipment Operations			60.0	494.7
Dividends paid	(473.4)	(448.1)		(565.3)
Excess tax benefits from share-based compensation	4.6	72.5
Other	(25.8)	.1	(116.1)	(26.2)
Net cash provided by (used for) financing activities	1,326.6	(2,455.6)	(796.3)	1,736.4

Effect of Exchange Rate Changes on Cash and Cash Equivalents	26.7	(15.0)	15.5	73.4

Net Increase (Decrease) in Cash and Cash Equivalents	2,655.2	(985.0)	(214.9)	917.7
Cash and Cash Equivalents at Beginning of Year	1,034.6	2,019.6	1,176.8	259.1
Cash and Cash Equivalents at End of Year	$3,689.8	$1,034.6	$961.9	$1,176.8

*      Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.